    As filed with the Securities and Exchange Commission on November 21, 2002
       Securities Act File No. 333-101380; Exchange Act File No. 000-29098

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-3/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                                  NAVIDEC, INC.
               (Exact name of registrant as specified in charter)

            Colorado                                       33-0502230
(State or other jurisdiction of               (IRS Employer Identification No.)
 incorporation or organization)


                             Fiddler's Green Center
                     6399 Fiddler's Green Circle, Suite 300
                        Greenwood Village, Colorado 80111
                                 (303) 222-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              Patrick R. Mawhinney
                             Chief Financial Officer
                             Fiddler's Green Center
                     6399 Fiddler's Green Circle, Suite 300
                        Greenwood Village, Colorado 80111
                                 (303) 222-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   Copies to:

                             Roger V. Davidson, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                          1225 12th Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400

                         ------------------------------

 As soon as practicable after the effective date of this registration statement
       (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                 PROPOSED         PROPOSED
                                                                 MAXIMUM          MAXIMUM         AMOUNT OF
         TITLE OF EACH CLASS OF               AMOUNT TO BE    OFFERING PRICE     AGGREGATE      REGISTRATION
      SECURITIES TO BE REGISTERED             REGISTERED(1)     PER SHARE      OFFERING PRICE      FEE(2)
      ---------------------------             -------------     ---------      --------------      ------
Common Stock issuable in Rights Offering        788,692           $1.80          $1,419,646         $131

Common Stock issuable upon conversion of
outstanding Series I 5% debentures              138,889(3)        $1.80(3)       $  250,000         $ 23

Common Stock Subscription Rights                788,692            ____                ____         ____(4)

                       TOTAL COMMON STOCK       927,581                                             $154
                       TOTAL RIGHTS             788,692            ____                ____         ____(4)

(1) Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. The registrant is in the process of seeking its shareholders' approval for a reverse split of its common stock in a range of between 1 for 10 and 1 for 18. If such split is approved, under Rule 416 the number of shares being registered for the Rights Offering and the conversion of the 5% convertible debentures will automatically be reduced.

(2) Calculated under Section 6(b) of the Securities Act as 0.000092 of the aggregate offering price.

(3) The amount of common stock registered is based on the maximum number of shares issuable upon conversion of the debentures and the proposed maximum offering price is based on the conversion price of the debentures.

(4) No separate registration fee is required for the common stock subscription rights pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS



                   SUBJECT TO COMPLETION, DATED March 31, 2003


                                 [NAVIDEC LOGO]

                                  NAVIDEC, INC.


     788,692 TRANSFERABLE RIGHTS TO PURCHASE ONE SHARE OF COMMON STOCK EACH


                         788,692 SHARES OF COMMON STOCK
                      ISSUABLE PURSUANT TO RIGHTS OFFERING
                                       AND
          138,889 SHARES OF COMMON STOCK OFFERED FOR RESALE BY CERTAIN
                  SHAREHOLDERS UPON CONVERSION OF 5% DEBENTURES



      We are issuing transferable Rights to purchase 788,692 shares of no par value voting common stock of Navidec, Inc. to our shareholders and Series I 5% Convertible Debenture Holders of record on November 15, 2002. The solicitation of the exercise of our Rights is being handled for us. We also will pay a fee of 5% to registered broker-dealers who solicit the exercise of our Rights on our behalf. The sale price is $1.80 per share. There is no minimum number of rights which must be exercised and we will retain all proceeds from the exercise of the rights except subscriptions which exceed the maximum rights available, which sums would be returned to the persons who over subscribed. The Rights Offering will be open for a period of 30 days commencing on the date of this prospectus.


      The Rights are represented by a certificate that is being delivered to you with this Prospectus. The Rights have been registered, are transferable and may be traded on the Nasdaq Small Cap Market under the symbol "______".


         We cannot estimate the number of rights which may be exercised, if any, nor therefore the gross or net proceeds of the rights offering which we might receive.


      We are also registering the resale of 138,889 shares of voting common stock issuable upon the conversion of $250,000 of our Series I 5% convertible debentures owned by five persons. The conversion price is $1.80 per share. We issued the debentures in the aggregate principal amount of $250,000 in a private placement during October 2002 to five persons who are accredited investors pursuant to an exemption provided by Rule 4(2) under the Securities Act of 1933.

      Holders may convert the Series I 5% Convertible Debentures into shares of our common stock at any time prior to maturity or their prior redemption by us. All of the Series I 5% Convertible Debentures will mature on February 29, 2004.


      Our common stock is traded on the Nasdaq Small Cap Market under the symbol "NVDC." On March ____, 2003, the last sale price of the common stock, as reported on the Nasdaq Small Cap Market, was $_____ per share.

      INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


THE RIGHTS EXPIRE ON _________ DAY OF ___________, 2003 UNLESS EXTENDED AT OUR SOLE OPTION FOR UP TO AN ADDITIONAL 30 DAYS. AFTER THAT DATE THE HOLDER OF THE RIGHT WILL HAVE NO ABILITY TO EXERCISE THE RIGHT TO ACQUIRE ADDITIONAL SHARES OF NAVIDEC, INC.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








Our Solicitor has the right on a best efforts basis to purchase for resale any Rights that our shareholders do not exercise during the Rights Offering. You may read about the details of the Rights Offering and the solicitation under "Our Plan of Distribution".


                 The date of this prospectus is April __, 2003.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS......................................................    1
PROSPECTUS SUMMARY.........................................................    1
RISK FACTORS...............................................................    6
USE OF PROCEEDS............................................................   11
DETERMINATION OF OFFERING PRICE............................................   11
DESCRIPTION OF CREDIT FACILITY.............................................   11
DESCRIPTION OF OUR SECURITIES..............................................   12
OUR PLAN OF DISTRIBUTION...................................................   16
SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION.....   19
LEGAL MATTERS..............................................................   19
INDEPENDENT PUBLIC ACCOUNTANTS.............................................   19
WHERE YOU CAN FIND MORE INFORMATION........................................   19
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS...........................   20

                              ABOUT THIS PROSPECTUS


      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. In this prospectus, references to "Navidec," "we," "us" and "our" and other similar terms refer to Navidec, Inc. and, where appropriate, our predecessors. The term "you" refers to a prospective investor.

                               PROSPECTUS SUMMARY


      This summary highlights information contained or incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus and the documents incorporated by reference, particularly the section entitled "Risk Factors" beginning on page 5.

ABOUT US

      We were formed in July 1993 as a value-added reseller of computer products under the name ACI Systems, Inc., which was the basis of the product distribution segment of our business. We changed our name to Navidec, Inc. in July 1996 when we merged with a designer and developer of Internet web sites. In July 1998, we acquired a designer and developer of interactive kiosks to further expand the eSolutions segment of our business. In December 1998, we launched the automotive segment of our business by acquiring two prominent online automotive sites. In October 2000, we sold the remaining portion of the automotive segment of our business and in September 2001, we discontinued the product distribution segment of our business.


      Since October 2001, we have been engaged solely in our eSolutions business, which provides custom services utilizing web technology. We have implemented a plan of action that we believe will sustain our operations and satisfy the financial covenants contained in our loan agreements. During 2001, we significantly reduced costs through employee reductions. As a result of these and other actions, we recorded a net loss of $3.1 million for the year ended December 31, 2002, versus a net loss of $55.4 million in 2001. We believe that if we are able to substantially complete this offering we will be able to sustain operations until the end of 2003. However, if available funds are insufficient to fund operations, or if it appears that we are likely to violate the financial covenants in our loan agreements, we will consider further significant reductions in our operating activities.


      To obtain more information about us, see "Where You Can Find More Information."

OUR NEW BUSINESS STRATEGY



      In September of 2002, we opened Navidec Capital, which will look at opportunities for acquisitions that will bring positive cash flows to the company. As of this prospectus, Navidec Capital has not acquired any companies nor has it entered into any definitive agreements with any companies, however, it has announced two letters of intent, which are in early stages of negotiation.

      During 2002, we have further refined our computer software business strategy to focus on software application security services to large and mid-sized businesses. These services are focused on identity management, which provides user authentication, access control, enterprise directory, and user management. We believe that these security services will continue to grow as businesses continue to make overall security a major strategic initiative within their organizations.

      We are well equipped to provide these security services based on over 100,000 hours of application security implementation and over 20 million users deployed with user management security protection. As a result of our expertise, we have established strategic relationships with key industry leaders, including Sun Microsystems, Netegrity and Novell. We are the premier consulting-level partner to our strategic partners, providing application security solutions to their customers.

      We believe that the primary factors upon which competition in our industry is based are technology, breadth of services offered, creative and artistic ability, marketing and distribution resources, customer service and support, and price for services. While we believe that we have scaled back our operations to the point where we can successfully compete within our industry, there can be no assurances that we will be competitive on these or other factors.

      The application security services business is highly fragmented and increasingly competitive, with no dominant security consulting companies. Our competition comes from a variety of disciplines ranging from the technical expertise of the consulting divisions of the "Big Four" accounting firms to and identity management consultants such as ePresence, Inc., that provide identity management consulting and Internet-based solutions to businesses. Other potential competitors to our business include browser software vendors, personal computer and Unix software vendors and Internet service providers. Many of these companies have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. These factors may place us at a disadvantage when we respond to our customers' pricing strategies, technological advances and other initiatives. In addition, there are relatively low barriers to entry into our industry, and we have faced, and expect to continue to face, additional competition from new entrants.


      Currently there are few laws or regulations, which are targeted specifically to the Internet. However, because of the increasing popularity of the Internet, it is likely that a number of laws and regulations will be adopted in the future at the local, state, national or international levels with respect to commerce over the Internet. Such laws potentially could address issues such as the pricing and quality of services and products, advertising, user privacy, unsolicited marketing, intellectual property, and information security. In addition, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce, including the taxation of consumer transactions. New tax regulations could subject us to additional state sales, use and income taxes. Because our business is dependent on the Internet, the adoption of any such laws or regulations could slow down the growth of Internet usage or the acceptance of Internet commerce that could, in turn, decrease the demand for our services, increase costs, or otherwise have a material adverse effect on our business, results of operations and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues but we may need to do so in the future.

RECENT DEVELOPMENTS


      Arthur Andersen LLP was dismissed as our independent public accountants on May 1, 2002. On May 1, 2002, we announced that we retained the services of Hein + Associates LLP to audit our financial statements for the year ended December 31, 2002.


      On June 6, 2002, our common stock was transferred from the Nasdaq National Market to the Nasdaq Small Cap Market because its bid price had closed below $1.00 per share for 30 consecutive trading days and thus no longer complied with the listing requirements for the National Market. On August 14, 2002, we were notified of the Nasdaq staff's determination to delist our common stock. On October 4, 2002, we had a hearing before the Nasdaq Listing Qualifications Panel to request an extension of time in which to meet the listing requirements of the Nasdaq Small Cap Market. At the hearing, we described our intent to conclude a reverse split of our common shares outstanding pursuant to the Proxy Statement which had been filed with the Securities and Exchange Commission. Additionally, we described to the hearing panel our efforts to adopt our new business strategy, including the formation of our new division, Navidec Capital, which is intended to review, assess, and take specific action with regard to business opportunities which may present themselves to us. Navidec was granted an extension by Nasdaq to regain compliance, on January 7, 2003, we were informed by NASDAQ we were back in compliance.


      We received all necessary shareholder approval for the Rights Offering the conversion provisions for the 5% Debentures and a reverse stock split at our annual shareholders meeting held on November 25, 2002. On December 4, 2002, our board of directors fixed the reverse split at a rate of one share for eighteen shares outstanding (1 for 18). We are currently in compliance with the continuing listing criteria for the Nasdaq Small Cap Market.

OTHER NASDAQ LISTING REQUIREMENTS


      The Nasdaq rules require prior shareholder approval when an issuer (or an issuer together with its officers, directors or substantial shareholders) sells or issues shares of common stock (or securities convertible into common stock) in a private transaction, at a price less than the greater of book value or market value, in an amount equal to 20% or more of the issuer's common stock or 20% or more of the voting power outstanding before such sale or issuance. The rules also require prior shareholder approval when an issuer, in connection with the acquisition of the stock or assets of another company, issues shares of its common stock (or securities convertible into or exercisable for common stock) in an amount equal to 20% or more of the issuer's outstanding common stock or 20% or more of the voting power outstanding before such issuance.


      In order to comply with these rules, we asked our shareholders to approve the issuance of up to 4,000,000 shares of our common stock, on a post-split basis, in connection with (i) the sale of additional debentures pursuant to our agreement with Interactive Capital, (ii) the Rights Offering, (iii) the sale of additional shares for yet to be determined financings, and (iv) for future mergers and acquisitions. The authorization for such issuances was submitted for our shareholders' approval at our annual shareholders meeting held on November 25, 2002. We received approval of our shareholders. On January 29, we applied for the listing of 1,250,000 additional shares on Nasdaq to cover the conversion of the Rights and debentures and for an estimated number of shares to cover the acquisitions of both inSolutions and Financial Visions, Inc.

      On September 18, 2002, we announced that we had hired Interactive Capital to consult with us with respect to fund raising activities. As of November 4, 2002, we sold $250,000 of our convertible debentures. On October 1, 2002, we announced the issuance of a Rights Offering to our shareholders of record on November 15, 2002 whereby each shareholder of record on the Record Date is entitled to receive an additional share of our common stock for a purchase price of $1.80 per share. The pricing of the Rights offer was intended to give our existing shareholders the right to participate in our future at the same price that the convertible securities issued in our private placements have the right to convert their stock.


      On December 6, 2002, we agreed to issue an option to purchase up to 16 million shares of the no par value common stock of Navidec Capital, Inc. to Interactive Capital, Inc. for a period of five years. The exercise price may be paid by exchanging common shares of Navidec for the common shares of Navidec Capital at a ratio of one share of Navidec for each 172.8 shares of Navidec Capital. Assuming a full exercise of this option, Interactive Capital would have to deliver a total of 92,593 Navidec shares, which as of January 28, 2003 had the approximate value of $224,000. This transaction was not negotiated at arms' length as John R. McKowen controls Interactive Capital and is a control person of Navidec as a director of the Company and President of Navidec Capital. Notwithstanding this, the board of directors determined that the proposal was fair to all of the participants including our shareholders.


         On January 30, 2003, the board of directors approved an employment agreement dated November 26, 2002, by and among Navidec and John R. Mckowen, the President of Navidec Capital, Inc., and a member of our board. The agreement is for a period of two years and provides for a base salary of $60,000, which could increase to as much as $180,000 per annum based on various mileposts depending on the trading price of our common stock on the Nasdaq stock market. Additionally, the agreement provides for the issuance of 250,000 options to purchase our common stock at a purchase price of $1.80 per share and additional options to purchase up to 4,500,000 shares of Navidec capital stock at the current market, estimated at the time to be $0.0106 per share based on the price per share of our investment in Navidec capital when we formed it during September 2002.


      During December and January, Navidec announced that it had entered into letters of intent to acquire inSolutions, Inc. of Atlanta, Georgia, and subsequently, Financial Visions, Inc. of Denver, Colorado. inSolutions would be a strategic acquisition as its business is intended to enhance the capabilities of Navidec in the secure identity management field. Financial Visions, Inc. on the other hand is a specialty finance company that we believe is currently profitable and has a strong management team in place. This acquisition is intended to both diversify Navidec and add both revenue and cash flow to the Company. Once again, we have not yet established the terms of the transaction and remain in the early stages of due diligence, the results of which to a large extent will dictate the price and terms of the proposal. No terms of the transaction have yet been announced and we are still in the early stages of due diligence and cannot project if or when the acquisition will close or on what terms. The non-binding letter of intent with inSolutions expired March 1, 2003 and the non-binding letter of intent with Financial Visions, Inc. expired on March 31, 2003. The expirations result from our inability to successfully complete the rights offering in a timely fashion. However, management believes that it will be able to actively negotiate a revised letter of intent and, subsequently, definitive agreements if the rights offering is successful. We deem a successful rights offering to be one whereby we will receive net proceeds in an amount adequate to be able to maintain our Nasdaq small cap listing which requires that we have net tangible book value on a maintenance basis of an excess of $2.5 Million. We believe this will require us to raise gross proceeds of approximately $1,000,000 in the rights offering for us to continue our Nasdaq listing which was a prerequisite to the completion of both of the referenced acquisition transactions.

         Based on an evaluation of these transactions pursuant to rules promulgated by the securities and exchange commission, it is doubtful that either of these transactions, individually or on a combined basis, would rise to the level of material transactions and, therefore, only a limited amount of historical financial information may be available to our shareholders in the future should these transactions come to fruition.


      On January 21, 2003, the board of directors approved an amendment to the Series I 5% Convertible Debentures to provide for Rights to be issued to the Holders if they convert their debentures prior to the expiration of the Rights Offering. On January 28, 2003, we were informed by all of the holders of the Series I 5% Convertible Debentures that they would tender their notice of conversion of the convertible debentures on the effective date of this prospectus which would result in the requirement that the Company issue an additional 138,889 shares of our no par value common stock and result in the issuance of a like number or Rights to the holders of the Series I 5% Convertible Debentures in accordance with the terms of those debentures.

CORPORATE OFFICES


      Our principal executive offices are located at 6399 Fiddler's Green Circle, Suite 300, Greenwood Village, Colorado 80111, and our telephone number is (303) 222-1000.

CAPITAL STRUCTURE

      Shares of common stock (voting and non-voting) authorized: 20,000,000


      Shares of voting common stock outstanding prior to this offering: 611,759


      Shares of non-voting common stock outstanding prior to this offering:
      38,949


      Options to acquire common stock outstanding prior to this offering:
      285,000



      Warrants to acquire common stock outstanding prior to this offering:
      20,953


      Amount of 5% convertible debentures outstanding prior to this offering:
      $250,000

THE OFFERING

      Rights offered to our shareholders: 788,692

      Common Shares offered to our shareholders upon expiration of Rights:
      788,692

      Common Shares offered by selling shareholders upon conversion of outstanding 5% convertible debentures: 138,889

SUMMARY FINANCIAL INFORMATION

      The following tables set forth summary financial information about us. You should read this summary information in conjunction with "About Us" which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with the financial statements incorporated by reference into this prospectus.


                                         FISCAL YEAR     FISCAL YEAR     FISCAL YEAR      FISCAL YEAR
                                            ENDED           ENDED           ENDED            ENDED
                                        DEC. 31, 1999   DEC. 31, 2000   DEC. 31, 2001     DEC. 31, 2002
                                        -------------   -------------   -------------   ------------------
STATEMENT OF OPERATIONS DATA
Gross Profit                            $  8,221,000    $ 15,292,000    $  9,440,000       $  2,274,000
Net Income (Loss)                         (8,161,000)     16,354,000*    (55,396,000)**      (3,195,000)
Net Income (Loss) per Share (diluted)         (19.44)          26.24          (85.68)             (4.92)
Weighted Average Shares Outstanding         421,0000         620,000         647,000            649,000
(fully diluted)

BALANCE SHEET DATA
Cash                                    $ 35,860,000    $  3,425,000    $  2,465,000       $    130,000
Total Assets                            $ 65,028,000    $ 89,122,000    $ 10,612,000       $  3,476,000
Total Liabilities                       $ 25,933,000    $ 28,610,000    $  5,645,000       $  1,621,000
Stockholders' Equity                    $ 39,095,000      60,567,000       4,967,000          1,855,000



 * Includes extraordinary gain from sale of DriveOff.com of $43,302,000.

** Includes writedown of Carpoint LLC of $44,903,000



                                  RISK FACTORS

      An investment in shares of our common stock involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase shares of our common stock.

Risks Relating to Our Financial Condition

IF OUR NEW BUSINESS PLAN IS NOT SUCCESSFUL IN ADDRESSING OUR AUDITOR'S DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN, OUR SHAREHOLDERS MAY LOSE THEIR ENTIRE INVESTMENT IN US.


      Our auditors have included an explanatory paragraph in their opinion on our financial statements for the year ended December 31, 2002, to state that due to operating losses during fiscal 2002 and 2001 and our requirement to pay a back loan of $233,000 in 2003, raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations, and pay down debt currently due. We cannot assure you that our business plans will be successful in addressing these issues. If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in us.

IF WE CONTINUE TO INCUR OPERATING LOSSES, WE MAY HAVE TO FURTHER CURTAIL OUR OPERATIONS.



      We have not generated profits from operations since 1996 and we may continue to lose money for the foreseeable future. Historically we have incurred losses and experienced negative cash flow. We may continue to incur losses and may never achieve or sustain profitability. If we cannot achieve positive cash flow through our scaled-back operations, we may have to consider further significant reductions in our operating activities.

IF WE FAIL TO MAINTAIN OUR LISTING ON NASDAQ, WE WILL BE IN DEFAULT UNDER OUR 5% DEBENTURES.

      We will be in default of the terms of the Convertible Debenture Agreement pursuant to which we sold our 5% convertible debentures due 2004, if our common stock is de-listed from the Nasdaq Small Cap Market. We were notified on August 14, 2002, that our stock would be de-listed and on October 4, 2002. On October 4, 2002, we had a hearing before the Nasdaq Listing Qualifications Panel to request an extension of time. We were granted an extension, and on January 7, 2003, were informed by Nasdaq that we were back in compliance. If such default occurs, the holders of the debentures may declare the principal amount of the debentures due and payable immediately. Furthermore, we will not be able to sell any additional debentures, including those for which we have irrevocable purchase commitments. If we cannot obtain replacement financing, we may have to consider further significant reductions in our operating activities.


If we fail to receive substantial proceeds from this offering, we may suffer adverse consequences.


      Failure to substantially complete the exercise of all of the rights could result in several adverse consequences to us, including:


            - The inability to conclude our proposed acquisition transactions.
            -     The possible loss of our Nasdaq listing.
            -     The inability to recoup the expenses of this offering.
            - The possible inability to repay our current loans in accordance with the terms of those loans.


      There is no minimum amount of proceeds which are required, and investors who exercise their rights are not assured that any other investors will exercise their rights. Therefore, there is a substantial risk that if only a small number of rights are exercised, our financial position will not be improved adequately to carry out our revised business strategy detailed elsewhere in this prospectus and in the reports incorporated by reference herein.


YOU MAY HAVE NO EFFECTIVE REMEDY AGAINST ARTHUR ANDERSEN LLP OR ANY OF OUR DIRECTORS, OFFICERS OR UNDERWRITERS IN CONNECTION WITH A MATERIAL MISSTATEMENT IN SOME OF OUR AUDITED FINANCIAL STATEMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

      Arthur Andersen LLP, the independent public accountants that audited our financial statements incorporated by reference in this prospectus for the year ended December 31, 2001, was convicted on June 15, 2002 on federal obstruction of justice charges arising from the government's investigation of Enron Corp.

      Arthur Andersen LLP did not participate in the preparation of this prospectus or the related registration statement. We have not been able to obtain the written consent of Arthur Andersen LLP to include in this prospectus its reports, which are incorporated by reference in this prospectus. As permitted under recent Securities Act of 1933 rule changes, we have not filed the written consent of Arthur Andersen LLP that would otherwise be required by the Securities Act. As a result, your claims against Arthur Andersen LLP under the Securities Act based on these financial statements may be limited. Moreover, even if claims against Arthur Andersen LLP are permitted, Arthur Andersen LLP may not have the financial resources to satisfy any judgment. In addition, notwithstanding that we have not filed the written consent of Arthur Andersen LLP, our directors, officers and underwriters may still be able to establish a due diligence defense to any claim relating to those financial statements on the basis they were made on the authority of an expert, which could limit your ability to assert a claim against them.

WE MAY NOT BE ABLE TO MAINTAIN A BANK CREDIT FACILITY BORROWING BASE THAT ADEQUATELY MEETS OUR ANTICIPATED FINANCING NEEDS.

      During 2001, we borrowed $1 million pursuant to a term loan from Silicon Valley Bank, which had a repayment schedule of 36 monthly installments through December 2004. Pursuant to the loan agreement we were required to maintain certain minimum financial covenants on a monthly basis. During the third quarter of 2002, we were required to pay down approximately $600,000 of the loan to stay in compliance with the remainder being paid out By April 1, 2003.

      At December 31, 2002, the Company had $233,000 outstanding under its term credit facility. During the third quarter of 2002, the Company was out of compliance with the covenants of its loan and as such it is not able to draw additional amounts against its line of credit, in addition the Bank accelerated the term note, which is now due in April 2003.


IF WE DO NOT OBTAIN ADDITIONAL FINANCING NEEDED TO FUND OUR OPERATIONS IN 2003, WE MAY BE FORCED TO REDUCE OUR OPERATIONS.

      Historically, cash flow from operations has been insufficient to fund our operations and we have relied on other sources, such as public and private sales of securities, loans from principal shareholders and employees, loans and lines of credit, and accounts receivable factoring arrangements made available by banks, to fund our operations. We believe that on a long-term basis we will be able to generate sufficient cash flow from operations to fund our long-term plans. However, if our cash requirements or cash flow vary significantly from our current projections or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. We currently have binding commitments for only $500,000 of convertible debentures, which may be inadequate to fund operations for the long term. We cannot assure you that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. Failure to obtain additional financing could restrict our growth, limit our development of new products and services, limit our ability to take advantage of strategic opportunities, and hinder our ability to compete.

Risks Relating to Our Business

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR INVESTORS TO EVALUATE OUR BUSINESS.

      Although we have been in business since July 1993, in the past two years we have sold or discontinued two of our three lines of business and we recently have refocused our remaining line of business on software application security services. Thus, we have a very limited operating history upon which an evaluation of our business and prospects can be based. Our business and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as Internet security solutions.

OUR LACK OF LONG-TERM CONTRACTS CREATES AN UNCERTAIN REVENUE STREAM AND THUS VARIABLE QUARTERLY RESULTS.

      Our customers generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a customer may or may not engage us for further services after a specific project is completed. For example, after a security analysis is complete and we have determined what solution would be optimal, the customer may have another company build and manage the solution. The absence of long-term contracts and our continual need for new customers create an uncertain revenue stream, which results in variable quarterly financial performance.

WE COULD LOSE MONEY ON OUR FIXED PRICE CONTRACTS.

      Most of our contracts are currently on a fixed-price basis, rather than a "time and material" basis. We assume greater financial risk on fixed-price contracts than on "time and material" engagements. We have a limited history in estimating our costs for our fixed-price engagements. If we fail to estimate costs accurately or encounter unexpected problems, we could lose money on our contracts, which could prevent us from achieving positive cash flow.

IF WE ARE UNABLE TO KEEP PACE WITH ADVANCES IN TECHNOLOGY, CONSUMERS MAY STOP USING OUR SERVICES.

      The e-business market is characterized by rapid technological change, changes in consumer preferences, and new product and service offerings that could render our existing web sites and technology obsolete. Our profitability will depend, in part, on our ability to:

            - continue to enhance our existing services;

            - develop new technologies that addresses the increasingly sophisticated and varied needs of our customers;

            - license leading technologies; and

            - respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

      If we are unable to adapt to changing technologies, customers may stop using our services and our business, results of operations and financial condition could be negatively impacted.

BECAUSE OUR PRIMARY SERVERS ARE LOCATED AT A SINGLE PRINCIPAL LOCATION, WE COULD EXPERIENCE A SIGNIFICANT SYSTEM DISRUPTION.

      We primarily host our web sites at our corporate headquarters in Greenwood Village, Colorado. Although we maintain offsite backup servers, all of our primary servers are located at our corporate headquarters and are vulnerable to interruption by damage from fire, flood, power loss, telecommunications failure, break-ins and other events beyond our control. We have, from time to time, experienced periodic systems interruptions and anticipate that these interruptions will occur in the future. Although we maintain business interruption insurance, such insurance may not be adequate to compensate us for all losses that may occur due to failure of our systems, such as the loss of clients and damage to our reputation as a provider of reliable services. If we experience significant system disruptions, our business would be materially adversely affected.

IF OUR COMPUTER INFRASTRUCTURE SUFFERS A SECURITY BREACH, IT COULD JEOPARDIZE CONFIDENTIAL INFORMATION TRANSMITTED OVER THE INTERNET, CAUSE INTERRUPTIONS IN OUR OPERATIONS OR CAUSE US TO BE LIABLE TO THIRD PARTIES.

      We rely on technology that is designed to facilitate the secure transmission of confidential information. Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, including personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our insurance does not currently protect us against these losses. Any security breach would have a material adverse effect on our business, results of operations and financial condition.

DIFFICULTIES RESULTING FROM FUTURE STRATEGIC ACQUISITIONS COULD ADVERSELY AFFECT US.

      We plan to pursue select acquisitions in the future, some of which may represent businesses that are new to us or that represent a significant expansion of our current line of business. In making such acquisitions, we may incur significant acquisition-related expenses, incur substantial debt and may assume unknown or contingent liabilities. We may encounter difficulties integrating acquired personnel, operations, technologies or services. We may encounter difficulties successfully managing the rapid growth we expect to experience from our acquisitions. We also may encounter unforeseen expenses, complications and delays, including difficulties in staffing and providing operational and management oversight. To the extent we encounter problems with our acquisitions, our business could be materially adversely affected. Risks Relating to Our Common Stock

ADDITIONAL INFUSIONS OF CAPITAL WILL HAVE A DILUTIVE EFFECT ON YOUR INVESTMENT.

      To finance our operations we may sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue stock to acquire assets or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced.

INVESTOR PROFITS, IF ANY, WILL LIKELY BE LIMITED FOR THE NEAR FUTURE.


      Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through price appreciation of our common stock. We incurred a net loss of $3.2 million for the fiscal year ended December 31, 2002. Given current market conditions, it is unlikely that the price of our common stock will appreciate as long as we continue to have operating losses. Thus, it is likely that investor profits, if any, will be limited for the near future.


THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.


      The market price of our common stock has been volatile since our initial public offering in February 1997. From January 1, 2001 to December 31, 2002, the last daily sale price of our common stock on a post reverse split of 1 for 18 basis ranged from a low of $1.08 per share to a high of $75.42 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:


            - quarterly variations in actual or anticipated results of our operations;

            - announcements of technological innovations or new products or services by us or our competitors;

            - changes in market valuations of comparable companies; - general conditions in the Internet industry or other high technology industries; and

            -     general economic conditions.

      We may fail to meet expectations of our stockholders or of analysts at some time in the future, and our stock price could decline as a result.

SHARES THAT ARE ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.


      At December 31, 2002, we had 611,759 shares of common stock outstanding, of which approximately 588,889 shares were freely tradeable without substantial restriction or the requirement of future registration under the Securities Act. In addition, as of that date, options and warrants to purchase 305,953 shares were outstanding, of which 47,953 were exercisable. These options and warrants are exercisable at prices ranging from $0 to $166.50 per share. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock. This could impair our ability to raise capital through the sale of our equity securities and also could negatively affect the price that holders of our common stock receive for their shares.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the conversion of the 5% convertible debentures into shares of common stock. Assuming the Rights Offering is fully subscribed and we sell 788,692 shares of common stock at $1.80 per share, we will receive total gross proceeds of $1,419,646 before expenses and Solicitation fees. Net proceeds from the sale of shares pursuant to the Rights Offering estimated to be approximately $1,303,000 will be used to retire debt by approximately $230,000, $350,000 for Navidec working capital and $723,000 for working capital for Navidec Capital.

                         DETERMINATION OF OFFERING PRICE

      The offering price is not based on market or book value. The current market value for our common shares on a per share basis is less than our book value and the offering price may be higher or lower than market value, which has been volatile during recent periods. The offering price of $1.80 per share was approximately the 30 day average price of our common shares commencing 30 days prior to the announcement of the Company's issuance of its Series I 5% Convertible Debentures. It was based on this price that we determined to issue its Rights Offering so that our shareholders would have a right to purchase shares of our common stock at the same price that new investors had the opportunity to convert. We cannot be sure that this price will correspond to the price at which the common stock will trade in the public market immediately prior to the offering, during the offering or following this offering.

                         DESCRIPTION OF CREDIT FACILITY


      During 2001, we borrowed $1 million pursuant to a term loan from Silicon Valley Bank, which had a repayment schedule of 36 monthly installments through December 2004. Pursuant to the loan agreement we were required to maintain certain minimum financial covenants on a monthly basis. During the third quarter of 2002, we broke those covenants and paid down approximately $600,000 of the loan with the remainder being paid out with the proceeds of this offering.

      At December 31, 2002, we had $233,000 outstanding under the term credit facility.

                          DESCRIPTION OF OUR SECURITIES



      We are authorized to issue 20,000,000 shares of common stock, no par value, of which 19,961,051 shares are designated voting common stock and 38,949 shares are designated non-voting common stock. At December 31, 2002, we had a total of 650,708 shares outstanding, of which 611,759 shares are voting common stock and 38,949 shares are non-voting common stock.


COMMON STOCK

      Holders of shares of voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holders of a majority of the outstanding shares of our voting common stock will be able to elect our entire board of directors. Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds. The common stock is not entitled to any sinking fund, redemption or conversion provisions. If we liquidate, dissolve or wind up our business, the holders of our common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors. When issued, the shares of voting common stock will be fully paid and non-assessable. The transfer agent and registrar for our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401 (303) 262-0600.

OPTIONS AND WARRANTS


      As of December 31, 2002, options to purchase an aggregate of 285,000 shares of our common stock were issued and outstanding. These options were issued to several of our employees and directors in 2001 and 2002. The exercise price of these options range from $0 to $16.20 per share.


      As of December 31, 2002, we had outstanding 20,953 warrants issued to a third party vendor for marketing services provided in 2001. The exercise price of these warrants ranges from $9.00 to $166.50 per share.


SERIES I 5% CONVERTIBLE DEBENTURES


      On September 16, 2002, we entered into a Debenture Purchase Agreement with Interactive Capital, Inc. pursuant to which it and other qualified purchasers may purchase a minimum of $250,000 and a maximum of $5 million in aggregate principal amount of convertible debentures to be issued by us. We are obligated to use the proceeds of the debentures to pay off a portion of our loans and credit facility with Silicon Valley Bank and the balance for working capital.

      Pursuant to the Debenture Purchase Agreement and a Convertible Debenture Agreement, on October 31, 2002, we sold convertible debentures in an aggregate principal amount of $250,000 to the principals of Interactive Capital, Inc. and four other persons. The convertible debentures:

            - bear interest at a rate of 5% per year from November 1, 2002; we will pay interest on the convertible debentures notes on the first day of each month commencing on December 1, 2002;

            - are general unsecured obligations, ranking on a parity in right of payment with all our existing and future senior indebtedness and other general unsecured obligations, and senior in right of payment with all our future subordinated indebtedness;

            - are convertible into our common stock at a conversion price of $1.80 per share, subject to adjustment in the event of any merger, consolidation, exchange of shares, recapitalization, reorganization, stock split, reclassification of common stock, or similar event;

            - are redeemable at our option in whole or in part beginning on November 1, 2002, at a repurchase price of 100% of their principal amount plus accrued and unpaid interest payable in cash, provided that the registration statement covering the shares issuable upon conversion of the debentures is in effect at the time of redemption;

            - are due on February 29, 2004, unless earlier converted or redeemed by us at our option;

            - obligate us to notify the holders thereof of any meeting of our shareholders and, grant the holders thereof the right to vote, on any matter submitted to our shareholders for a vote, the number of shares that would be issued upon conversion of the debentures if they were converted on the record date for the meeting at which the vote will be taken.

            - as of January 21, 2003, the debenture was amended to provide that if the Holders convert their debentures on or before the expiration of the Rights Offering, the Holder will receive Rights to acquire the same number of common shares as he receives in the conversion, which Rights are identical to the Rights in the Rights Offering.

      We will be in default of our obligations under the Convertible Debenture Agreement if we: (a) fail to make any payment when due, which failure is not cured within 15 days after our receipt of written notice thereof; (b) suffer certain events of bankruptcy or insolvency; (c) suffer a material adverse change in our business affairs, financial condition or in the markets for our securities, including a delisting of our common stock from the Nasdaq Small Cap Market, which material adverse change is not reversed within 10 days after our receipt of written notice thereof; or (d) fail to meet our registration obligations with regard to the common stock issuable upon conversion of the debentures, which failure is not cured within 10 days after our receipt of written notice thereof. If an event of default occurs and is not timely cured, the holder of the debenture may declare the principal amount of the debenture to be due and payable immediately. If an event of default involving bankruptcy or insolvency occurs, the principal amount of the notes will automatically become immediately due and payable.

      The terms of the Series I 5% Convertible Debenture Agreement required that we file a registration statement, of which this prospectus forms a part, covering the resale of the shares of common stock issuable upon conversion of the debentures. We will use our reasonable best efforts to have the registration statement declared effective as soon as practicable and to keep it effective until the earlier of: (i) two years after the date of the sale of the convertible debentures; or (ii) all of the convertible debentures have been redeemed or the converted shares have been resold.

      We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the Convertible Debenture Agreement. In addition, there are no financial covenants in the Convertible Debenture Agreement.

      In connection with the sale of debentures, on September 29, 2002, our board of directors amended our bylaws to increase the size of our board from five directors to seven directors. John R. McKowen, the President of Interactive Capital, was nominated and elected as a director at our annual meeting held on November 25, 2002.

THE RIGHTS


      On September 29, 2002, our board of directors approved a Rights Offering for all shareholders of record on November 15, 2002, to purchase one share of voting common stock for each share they own, at a purchase price of $1.80 per share. (All numbers take into consideration the one share for 18 share (1 for 18) reverse split effected as of December 5, 2002). On January 21, 2003, our board amended the Series I 5% Convertible Debenture terms to include in the Rights Offering all debenture holders of record on November 15, 2002, who convert their debentures to common stock prior to the termination date of the Rights Offering. The Rights Offering was subject to shareholders approval, which was received at our annual shareholders meeting held on November 25, 2002. The Rights Offering will commence on the date they are approved for trading which cannot occur until the registration statement of which this prospectus forms a part is declared effective. The Rights will be represented by Subscription Certificates and will trade on the OTC Bulletin Board under the symbol ___________. The Rights have been registered and may be sold in the open market if a market develops or are otherwise freely transferable by the holders. The Rights automatically expire on ___________________, 2003, 30 days after they are approved for trading unless we, at our sole option, elect to extend the offering for up to an additional 30 days. The Rights Offering includes an Over-Subscription Privilege. The Over-Subscription Privilege allows any Right holder exercising his or her Basic Rights to acquire our common stock, the additional right to Over-Subscribe by tendering to the Company his or her notice of intent to acquire additional shares as provided for in the Subscription Certificate. Persons exercising the Over-Subscription Privilege must deposit into an escrow account established for that purpose with our Rights Agent funds adequate to cover the purchase of the additional common stock. The Over-Subscription Privilege provides that at the termination of Offering should any of our common stock not have been acquired by the record holders owning the Basic Rights to acquire that stock, then all of such unacquired shares will be pooled and allotted to shareholders exercising Over-Subscription Privileges on a pro rata basis. By way of example only, should Shareholder A own 100 shares of common stock on November 15, 2002, Shareholder A automatically owns Rights to acquire an additional 100 shares. If Shareholder A in addition to subscribing for the 100 shares allotted to him also deposited with the transfer agent notice of his intent to Over-Subscribe for an additional 1,000 shares and deposits, along with the notice, funds representing $1,800, Shareholder A would be entitled to participate in the Over-Subscription pool if any shares are available to that pool. Further assume that 10 other shareholders also agreed to participate in the Over-Subscription pool by exercising their option to Over-Subscribe. Should a total of 100,000 shares not have been subscribed for by the owner of the Basic Rights and should Over-Subscription Privileges be exercised for a total of 90,000 shares, then all of the Over-Subscription Privileges will be fulfilled and of the 100,000 Rights not exercised, 90,000 shares would be issued pursuant to the Over-Subscription Notices. On the other hand, should only 50,000 Basic Rights not be exercised, and Over-Subscription orders are received for 90,000 shares, the 50,000 shares available would be divided pro rata amongst the persons participating in the Over-Subscription pool and funds not utilized to exercise the Rights will be returned promptly without interest to the investor participating in the Over-Subscription Privilege. If the Rights expire without having been exercised, they will have no value.


Payment of the Basic Rights Subscription and the Over-Subscription is due along with the Exercise and Subscription for the Rights. If you fail to pay the full amount of the Rights exercised, you will be issued common shares based on the check delivered to the Company divided by the $1.80 per share exercise price. There will be no opportunity to correct your subscription notice and all decisions regarding the adequacy of your exercise will be made by us and will be final. No one will be able to participate in the Over-Subscription Pool who does not exercise all of their basic Rights.











REVERSE STOCK SPLIT


      Our common stock commenced trading on the Nasdaq Small Cap Market under the symbol "NVDC" on February 11, 1997. On October 22, 1999, it commenced trading on the Nasdaq National Market under the symbol "NVDC." On June 6, 2002, our common stock was transferred to the Nasdaq Small Cap Market because its bid price had closed below $1.00 per share for 30 consecutive trading days and thus no longer complied with the listing requirements for the National Market.

      On August 14, 2002, we were notified of the Nasdaq staff's determination to delist our common stock. On October 4, 2002, we had a hearing before the Nasdaq Listing Qualifications Panel to request an extension of time in which to meet the listing requirements of the Nasdaq Small Cap Market. The hearing panel granted an extension to December 18, 2002.

      The minimum stock price for our continued listing on the Nasdaq Small Cap Market is $1.00 per share. On October 1, 2002, the closing bid price of our common stock was $0.12 per share. As part of our efforts to increase the price of our securities, we asked our shareholders to approve a reverse split of our common in a range between 1 for 10 and 1 for 18, with the final range being determined by our board of directors based principally on the closing bid price of our common stock on the day the stock split is approved by our shareholders. Shareholder approval was received and the reverse split was set at one share for eighteen shares (1 for 18) at a board of directors meeting held on December 4, 2002. On January 7, 2003, we were informed by Nasdaq that we were back in full compliance with al Nasdaq listing requirements.

                            SELLING SECURITY HOLDERS

      The following table shows for each selling security holder:

   - the number of shares of common stock beneficially owned by him or her as of December 31, 2002,

   -  the number of shares of common stock covered by this prospectus, and

   - the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).


      The selling security holders are not required, and may choose not, to sell any of their shares of common stock. The common shares covered by this offering are the shares issued in conversion for the Series I 5% Convertible Debenture. The selling security holders have agreed not to conduct any sales of their shares until the completion of the Rights Offering.

                           Shares of                      Shares of
                          Common Stock     Shares of     Common Stock    Percent of
                          Beneficially    Common Stock   Beneficially   Class Owned
                          Owned Before   to Be Sold in   Owned After       after
         Name             Offering(1)     Offering(2)      Offering     Offering(1)(2)
         ----             -----------     -----------      --------     --------------
J. Ralph Armijo              66,981          22,223         44,758          2.8%

John R. and                  47,228          47,223              5          <1%
Jolie McKowen

Jeff Ploen                   34,723          22,223         12,500          <1%

Kearney Holdings, LLC(3)     33,334          33,334            -0-           --

Saphire Capital, Inc.(3)     22,389          13,889          8,500          <1%


-----------------------------

(1) Assumes the conversion of all of the Series I 5% Convertible Debenture.

(2) Assumes the sale of all shares offered by selling shareholder.


(3) Charles A. Kirby maintains sole voting and dispositive control of this entity.



                            OUR PLAN OF DISTRIBUTION


Selling Security Holders Offering

      As used in this prospectus, selling security holder includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders' shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

      The selling security holders may sell, from time to time, any or all of their shares of our common stock on the Nasdaq Small Cap Market or any stock exchange, market or trading facility on which our shares are then traded or in private transactions. Any selling security holder may sell his or her shares at prevailing market prices or privately negotiated prices.

      The selling security holders may sell some or all of their common stock through:


   -  ordinary brokers' transactions, which may include long or short sales;


   -  transactions involving cross or block trades or otherwise;

   - purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

   -  market makers or into an existing market for our common stock;

   - other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

   -  transactions in options, swaps or other derivatives; or

   - any combination of the selling options described in this prospectus, or by any other legally available means.

      The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

      The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an "underwriter," they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.


      In the event that any selling security holder sells any of his common stock to a broker, dealer or underwriter as principal, such shares may be resold by the broker, dealer or underwriter only under an amended prospectus that discloses the selling security holder's arrangements with the broker/ dealer/ underwriter participating in the offering and identifies the participating broker/ dealer/ underwriter. Any participating brokers/ dealers will be considered as an "underwriter" and will be identified in the amended prospectus as such. Under no circumstances may any NASD member or independent broker dealer receive in excess of an 8% commission for the selling shareholders common stock.


      In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

      In addition to selling their shares of common stock under this prospectus, the selling security holders may:

   - transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

   - sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

      We have advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. We have further advised selling security holders who may be "affiliated purchasers" of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

      We will amend or supplement this prospectus as required by the Securities Act.

RIGHTS OFFERING

      As described above, each right gives the shareholder and Series I 5% Convertible Debenture Holder of record on November 15, 2002 the Right to Purchase one share of our common stock at the price of $1.80 per share for each share the record shareholder owns on the record date. Series I 5% Convertible Debenture Holders have the right to purchase one share of our common stock for each share of common stock they receive if they convert the debenture prior to the termination of the Rights Offering. The Rights Offering includes an Over-Subscription Privilege. The Over-Subscription Privilege allows any right holder exercising his or her basic Rights to acquire our common stock the right to Over Subscribe by tendering to the Company a notice of intent to acquire additional shares.

SOLICITATION AGREEMENT



      Our officers and directors will solicit Rights holders and will not receive any compensation for their efforts. Additionally, we have agreed to pay a 5% commission to NASD registered broker-dealers, which assist us with our Rights Offering by soliciting the exercise of the Rights. Any broker-dealer that decides to participate in our efforts to solicit the exercise of our Rights will be required to execute a Selling Dealer Agreement, which has been submitted to the National Association of Securities Dealers (NASD) and has been approved by the NASD for our use. Additionally, should any broker-dealer be involved in the solicitation and exercise of in excess of 5% of the Rights including the Over-Solicitation, we will be required to amend or supplement this prospectus naming that broker-dealer as a participating broker-dealer.


      The principal services to be performed by the broker-dealer will be to contact individuals and other broker-dealers who hold rights in their brokerage accounts to encourage the exercise of those rights and to assist in seeing to it that the subscriptions are properly filled out and the appropriate funds transmitted to conclude the process. Additionally, to facilitate the delivery of this prospectus, we have initiated a broker search and plan on distributing an appropriate number of copies of the prospectus to the brokers who have clients which receive Rights as a result of their ownership of our common stock on the 15th of November, 2002.

      For providing this solicitation services, we have agreed to pay participation broker-dealers a fee of 5% of all monies raised in the Rights Offering through their efforts. Additional terms of the Selling Dealer Agreement provide that we will:

   - Represent and warrant that the information contained in the prospectus is complete and that we have not omitted any material fact.

   - We will advise any selling dealer of any material changes which occur during the term of the Rights Offering.

   - Other standard representations and warranties as in similar transactions.

   - The participating dealer will also be required to make representations to us that they will conduct themselves in accordance with the rules of conduct of the NASD and solicit the exercise of Rights only in accordance with the terms of the prospectus, the Securities Act and the blue sky laws of the various states in which transactions are to take place.

   - We have agreed to provide the participating dealer with an adequate number of copies of the prospectus and any other solicitation material deemed appropriate to assist the participating dealer to perform the services it has agreed to perform pursuant to the terms of the Agreement.

   - We and the participating dealer have agreed to indemnify each other against liabilities and claims which arise through the breach of our independent duties, representations and warranties contained in the Agreement to the extent that indemnification for liabilities arising under the Securities Act may be permitted.


      The 5% commission is payable only if an when a Rights Holder exercises its Rights as a result of the efforts of a participatory broker dealer. No fees or commissions are offered or will be paid by us for assisting us in distributing the Rights, for the conversion of the Series I 5% Convertible Debenture or the resale of the selling shareholders common shares. No other fees or commissions of any nature are provided to anyone for any service except fees payable to our Rights Agent estimated to be $____________.


      _____________________ has agreed to make a market in our Rights through the Nasdaq Small Cap Market which will trade under the symbol "________". Prior to this Rights Offering, there has been no public market for our Rights and there can be no guarantee that a market for the Rights will develop or if it develops, it will be maintained during the 30-day term of the Rights.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

      Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the securities offered hereby have been passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Denver, Colorado.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated financial statements as of December 31, 2002 are incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Hein & Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in having such report.


      The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving such report.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically.

      Our common stock is listed on the Nasdaq Small Cap Market under the symbol "NVDC." Copies of publicly available documents that have been filed with the SEC can be inspected and copied at the offices of the National Association of Securities Dealers, Inc. at 1235 K Street, N.W., Washington, D.C. 20006.

      This prospectus is part of a registration statement on Form S-3 that we filed with the SEC with respect to the securities offered under this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the securities offered.

      The SEC allows us to "incorporate by reference" in this prospectus the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:


         -  Annual Report on Form 10-K for the fiscal year ended December 31,
            2002;





         - The description of our common stock that is contained in our registration statement on Form 8-A filed on January 28, 1992, including any amendment or report filed for the purpose of updating the description.

      We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (except for exhibits not specifically incorporated by reference in the information), upon written or oral request and at no cost to the requester. Any requests should be made to:

                           Navidec, Inc.
                           Attention: Chief Financial Officer
                           6399 Fiddler's Green Circle, Suite 300
                           Greenwood Village, Colorado 80111
                           (303) 222-1000

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements about our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used or incorporated by reference in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date on which they were made. Although we may from time to time voluntarily update or revise publicly our forward-looking statements, whether as a result of new information, future events or otherwise, we disclaim any commitment to do so except as required by securities laws. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make or incorporate by reference in this prospectus are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                  NAVIDEC, INC.


                         788,692 Shares of Common Stock
                      Issuable Pursuant to Rights Offering
                                       and
                     138,889 Shares of Common Stock Issuable
                    Upon Conversion of Series I 5% Debentures

                                ----------------
                                   PROSPECTUS
                                ----------------



                                  ______, 2003

You only should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until _________, 2003 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

Total Registration Fee Under Securities Act of 1933 (paid herewith)     $   131
Printing and Engraving                                                    5,000*
Accounting Fees and Expenses                                              5,000*
Legal Fees and Expenses                                                  25,000*
Blue Sky Fees and Expenses (including related legal fees)                 2,000*
Transfer Agent Fees                                                       5,000*
Miscellaneous                                                             2,869*
                                                                        -------
Total                                                                   $45,000
                                                                        =======

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Articles of Incorporation eliminate the personal liability of directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

ITEM 16. EXHIBITS.

      The following exhibits are furnished as part of this registration statement:


Exhibit#    Description
--------    -----------
4.1         Second Amended and Restated Articles of Incorporation of Navidec,
            Inc. (incorporated by reference herein to Exhibit 3.1 of the
            Registrant's 10-K for the period ended December 31, 2001).

4.2 Amended and Restated Bylaws of ACI Systems, Inc. (incorporated by reference herein to Exhibit 3.2 of the Registrant's registration statement on Form SB-2 (SEC file number 333-14492)).

4.4         Series I 5% Convertible Debenture dated October 31, 2002.

4.5         Rights Subscription Certificate*

5.1         Opinion of Ballard Spahr Andrews & Ingersoll, LLP *

10.1        Subcaption Agent Agreement*

10.2        Selling Dealer Agreement*

10.3        Rights to purchase common stock of Navidec Capital*

10.4        John R. McKowen Employment Agreement*

23.1        Consent of Hein & Associates LLP*


* Filed herewith.

ITEM 12. UNDERTAKINGS.

            (a) Rule 415 offering. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                        (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"table in the effective registration statement; and/or

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) Filings incorporating subsequent Exchange Act documents. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or controlling persons of the registrant pursuant to any provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, herefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on March 25, 2003.


                                   NAVIDEC, INC.

                                   By: /s/ J. Ralph Armijo
                                      ----------------------------
                                       J. Ralph Armijo, President
                                       and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                             Title                              Date
---------------------------------    ---------------------------------    ---------------------------
/s/ J. Ralph Armijo                  Director, President and Chief              March 25, 2003
---------------------------------    Executive Officer
J. Ralph Armijo


/s/ Patrick R. Mawhinney             Director and Chief Financial               March 31, 2003
---------------------------------    Officer
Patrick R. Mawhinney


/s/ Gerald A. Marroney               Director                                   March 25, 2003
---------------------------------
Gerald A. Marroney


/s/ John R. McKowen                                                             March 25, 2003
---------------------------------
John R. McKowen


/s/ Louis F. Coppage                                                            March 25, 2003
---------------------------------
Louis F. Coppage


/s/ John McGrain                                                                March 25, 2003
---------------------------------
John McGrain

                                  EXHIBIT INDEX


Exhibit #         Description
---------         -----------
4.1               Second Amended and Restated Articles of Incorporation of
                  Navidec, Inc. (incorporated by reference herein to Exhibit 3.1 of the Registrant's 10-K for the period ended December 31,
                  2001).

4.2 Amended and Restated Bylaws of ACI Systems, Inc. (incorporated by reference herein to Exhibit 3.2 of the Registrant's registration statement on Form SB-2 (SEC file number
                  333-14492)).

4.4               Amended Series I 5% Convertible Debenture dated January 21,
                  2003.

4.5               Certificate for Rights.*


5.1               Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*

10.1              Subscription Agent Agreement.*


10.2              Selling Dealer Agreement.*


10.3              Rights to Purchase Common Stock of Navidec Capital.*

10.4              John R. McKowen Employment Agreement.*

23.1              Consent of Hein + Associates LLP*




* Filed herewith.